Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Circuit City Stores, Inc.:

We consent to the use of our reports dated April 28, 2008 with respect to the consolidated balance sheets of Circuit City Stores, Inc. and subsidiaries as of February 29, 2008 and February 28, 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended February 29, 2008, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of February 29, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement. Our reports on the consolidated financial statements and related financial statement schedule refer to the adoption by Circuit City Stores, Inc. of the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, in fiscal 2008, and Statement of Financial Accounting Standard No. 123R (Revised 2004), Share Based Payment, and Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R), in fiscal 2007.

/s/ KPMG LLP

Richmond, Virginia

June 19, 2008